Exhibit 99.1

Xplore Technologies Secures $9 Million Follow-up Order from Major U.S. Telecommunications Provider

Telecommunications Provider Expands Usage of Fully-Rugged Bobcat Tablets for Field Service Divisions

AUSTIN, Texas – April 24, 2014 – Xplore Technologies Corp. (NASDAQ: XPLR), manufacturer of the world’s broadest range of high-quality rugged tablet computers, today announced it received additional purchase orders in excess of $9 million for the delivery of 3.400 fully-rugged Bobcat Windows series tablets and docks. The tablets will be used by field service technicians in the telecommunications provider’s construction and engineering divisions.

“Our Bobcat fully-rugged Windows tablets have been accepted by our customers with great fanfare,” said Mark Holleran, president and chief operating officer for Xplore Technologies. “With robust features, the Bobcat-series tablets are easy to deploy without compromising functionality and are the ideal mobile technology platform for field technicians working in a wide variety of environments.”

The telecommunications provider selected the fully-rugged Bobcat series tablets to help achieve cost savings and increased mobility for its field technicians. In addition to tablets, the telecommunications provider ordered technology bundles including, vehicle mounted docks, desktop docking solutions and other accessories.

The Bobcat family of fully-rugged tablets features an array of integrated options, and a sleek, sophisticated design. With MIL-STD-810G and IP65 ratings and Windows 7 or 8.1 Pro, the Bobcat can go from the boardroom to the work site without missing a beat. The Bobcat features a slim, lightweight design and can withstand a five-foot drop and operate in extreme temperatures. As the most expansive tablet on the market, the Bobcat comes standard with integrated GPS, two full-sized USB 3.0 ports, RJ-45 gigabit Ethernet, RS-232 serial-ready port and optional 4G LTE mobile broadband.

About Xplore Technologies

Xplore Technologies Corp. has been a leading global provider of truly rugged tablets since 1996. Xplore tablets are among the most powerful and longest lasting in their class, withstand nearly any hazardous condition or environmental extreme, and feature competitive pricing and significant ROI. The company's products are sold on a global basis, with channel partners in the United States, Canada, Europe and Asia Pacific. Xplore Technologies’ tablets are deployed across a variety of industries and sectors, such as energy, military operations, manufacturing, distribution, public services, public safety, government, and other areas with hazardous work conditions. For more information, visit the Xplore Technologies website at www.xploretech.com.

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